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                                                                   Exhibit 10.01



                           TRADEMARK LICENSE AGREEMENT

         TRADEMARK LICENSE AGREEMENT ("Agreement"), effective as of the Trigger Date (the "Effective Date"), by TRAVELERS PROPERTY CASUALTY CORP., a Connecticut corporation ("TPC"), and THE TRAVELERS INSURANCE COMPANY, a Connecticut corporation ("TIC").

         WHEREAS, Citigroup Inc. ("Citigroup"), the indirect corporate parent of TIC, is the indirect owner of a majority of the issued and outstanding common stock of TPC;

         WHEREAS, TPC is the owner of all right, title, and interest in the trademark, service mark, and domain name registrations and applications, and common-law marks set forth on Exhibit A hereto (other than New Portions (as defined herein)), and all related common-law rights and goodwill (the "Licensed Marks");

         WHEREAS, TPC and TIC acknowledge that TIC has been using the Licensed Marks throughout the world, in connection with the Business (as defined herein), pursuant to an implied license from TPC since before the Initial Public Offering (the "Implied License"); and

         WHEREAS, in connection with Citigroup ceasing to be an indirect owner of a majority of the issued and outstanding common stock of TPC, TIC and TPC desire to formalize the Implied License in this Agreement;

         NOW, THEREFORE, for good and valuable consideration (including that set forth in the Intercompany Agreement (as defined herein)), the receipt and adequacy of which is acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions.

                  (a) All initially capitalized terms in this Agreement shall have the meaning set forth in the Intercompany Agreement unless defined in this Agreement.

                  (b) "AAA" shall have the meaning set forth in Section 7.2(a) of this Agreement.

                  (c) "Action" shall have the meaning set forth in Section 6.1(b) of this Agreement.

                  (d) "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

                  (e) An "Affiliate" of, or a Person "Affiliated" with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided that the term Affiliate (i) when used with regard to TIC excludes TPC and its Subsidiaries, and (ii) when used with regard to TPC excludes TIC and all


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                  (f) members of the Citigroup Affiliated Group. The term
"control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  (g) "Business" means the life insurance and annuity business and the broker dealer and investment advisory businesses, including products, services, and activities specifically related thereto.

                  (h) "Citigroup" shall have the meaning set forth in the recitals of this Agreement.

                  (i) "Composite Marks" shall have the meaning set forth in
Section 4.3 of this Agreement.

                  (j) "Dispute" shall have the meaning set forth in Section 7.1 of this Agreement.

                  (k) "Effective Date" shall have the meaning set forth in the first paragraph of this Agreement.

                  (l) "Exclusive Field" means the (i) life insurance business,
(ii) annuity business, and (iii) the broker dealer business associated with the SEC-registered life insurance and annuity business, including products, services, and activities specifically related to any of the foregoing.

                  (m) "Infringement" shall have the meaning set forth in Section 6.1(a) of this Agreement.

                  (n) "Initiating Party" shall have the meaning set forth in
Section 6.1(c) of this Agreement.

                  (o) "Intercompany Agreement" means the agreement under such name by and among TPC, TIC, and Citigroup, dated March 26, 2002.

                  (p) "Licensed Marks" shall have the meaning set forth in the recitals of this Agreement.

                  (q) "Losses" shall have the meaning set forth in Section 6.2(a) of this Agreement.

                  (r) "Mark" shall have the meaning set forth in Section 2.3(a) of this Agreement.

                  (s) "Negotiating Period" shall have the meaning set forth in
Section 7.1 of this Agreement.

                  (t) "New Mark" shall have the meaning set forth in Section 2.3(a) of this Agreement.

                  (u) "New Portion" shall have the meaning set forth in Section
4.1 of this Agreement.

                  (v) "New York Courts" shall have the meaning set forth in
Section 7.2(d) of this Agreement.

                  (w) "Notice" shall have the meaning set forth in Section 7.1 of this Agreement.

                  (x) "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

                  (y) "Rules" shall have the meaning set forth in Section 7.2(a) of this Agreement.

                  (z) "Runoff Business" shall have the meaning set forth in
Section 2.1 of this Agreement.

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                  (aa) "Sublicensees" shall have the meaning set forth in
Section 2.2 of this Agreement.

                  (bb) "TIC" shall have the meaning set forth in the first paragraph of this Agreement.

                  (cc) "TM Guidelines" shall have the meaning set forth in
Section 2.3(a)(i) of this Agreement.

                  (dd) "TPC" shall have the meaning set forth in the first paragraph of this Agreement.

                  (ee) "TPC License" shall have the meaning set forth in Section
2.1 of this Agreement.

                  (ff) "TPC Standards Manual" shall have the meaning set forth in Section 2.3(a)(i)(2) of this Agreement.

                  (gg) "Travelers Mark" shall have the meaning set forth in
Section 2.3(a) of this Agreement.

                                   ARTICLE II

                             TRADEMARK LICENSE GRANT

         Section 2.1 Grant of Trademark License. Subject to the terms and conditions herein, during the term of this Agreement, TPC grants, on behalf of itself and its Affiliates, to TIC a worldwide, sublicensable (subject to Section 2.2), perpetual (subject to Article V), and royalty-free license (the "TPC License") to use the Licensed Marks as (i) trademarks and service marks, (ii) corporate names and trade names; provided that, notwithstanding Section 2.3(a)(i)(1), any new corporate or trade name using a Licensed Mark must contain the term "Travelers Life & Annuity" or "Travelers Life and Annuity" in its entirety, (iii) domain names (or any other similar or successor address system), respectively as indicated for each such above-identified category (i)-(iii) on Exhibit A, which license shall be (x) exclusive (even against TPC and its Affiliates (but subject to the pre-existing licenses set forth on Exhibit B hereto)), with respect to the Exclusive Field, and non-exclusive with respect to the broker dealer and investment advisory businesses outside of the Exclusive Field, and (y) non-exclusive to the extent needed to administer run-off blocks of business that are outside of the Business and in existence as of the Effective Date as set forth on Exhibit C hereto (the "Runoff Business"). For the avoidance of doubt, the Licensed Marks do not include any other Marks containing TRAVELERS unless such Marks are approved New Marks pursuant to Section 2.3. Without limiting the generality of the foregoing sentence, and subject to the provisions of Section 2.6, TIC shall not use any Travelers Mark other than the Licensed Marks (including the Mark "Travelers" standing alone), including without limitation as a defined term after the initial use of the entire Licensed Mark.

         Section 2.2 Right to Sublicense. TIC shall have the right (i) to freely sublicense the rights granted in Section 2.1 with respect to the Business solely
(x) to its agents, distributors and members of the Citigroup Affiliated Group, and (y) to other third parties for advertising, promoting, and marketing the Business, and (ii) to sublicense the rights granted in Section 2.1 with respect to the Business to other third parties with the consent of TPC in its sole discretion, provided that TIC shall ensure that all TIC sublicensees of such rights ("Sublicensees") comply in all respects with this Agreement and shall be liable hereunder for such Sublicensees' conduct. Once each calendar quarter, TPC shall have the right to request that TIC disclose to TPC the identity of any new Sublicensees who are not members of the Citigroup Affiliated Group, and TIC shall in its discretion either disclose in writing the identity of any such new Sublicensees or make available for inspection documents containing such information to TPC within 20 business days of TPC's written request.



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         Section 2.3 New Marks.

                  (a) Subject to Section 2.6, if TIC proposes to use any trademark, service mark, domain name, corporate name, trade name, or other source indicator (a "Mark") containing TRAVELERS (a "Travelers Mark") that is not a Licensed Mark as of the Effective Date (each of such proposed marks, a "New Mark"), TIC must comply with the following procedures and shall not use any proposed New Mark except in full compliance therewith:

                       (i) If a proposed New Mark meets the criteria set forth in the following provisions (1)-(7) (the "TM Guidelines"), then TIC may use such proposed New Mark without TPC's advance approval (provided that TIC shall give TPC prompt notice of its use of such New Mark, with such notice to contain a signed statement by an officer of TIC as to such compliance with the TM Guidelines, and provided further that TIC must not modify or alter such New Mark in any way that does not comply with all of the TM Guidelines):

                           (1) contains the words "Life" and/or "Annuity" or "Annuities";

                           (2) uses TRAVELERS consistent with the TPC Standards Manual attached hereto as Exhibit D (the "TPC Standards Manual"), with no variations to TRAVELERS such as by using a logo that includes new graphics or artwork in combination with TRAVELERS or by using translations, abbreviations (e.g., TRAV), new stylizations, or co-branded marks (e.g., "Travelers Yahoo! Life & Annuity"); provided that this Subsection 2.3(a)(i)(2) shall not restrict use by TIC of TRAVELERS together with LIFE and ANNUITY (or, if TIC exits either the life insurance or the annuity business but not both, TRAVELERS together with either LIFE or ANNUITY, as applicable) with the "Umbrella" Design mark, the "Blue Wave" mark, the CITIGROUP Mark, or the Mark A MEMBER OF CITIGROUP so long as such use is otherwise consistent with the TPC Standards Manual;


                           (3) uses TRAVELERS in reasonably similar prominence to all other words in the proposed New Mark;

                           (4) the New Portion (as defined below) as used in the proposed New Mark is not the same as or confusingly similar to a Mark already in use by TPC and/or its Affiliates that is both (i) (x) on the attached Exhibit E (as supplemented from time to time in a written notice from TPC to TIC pursuant to this Agreement) or (y) pending (and listed on the then publicly-available database of the United States Patent and Trademark Office) or registered in the United States Patent and Trademark Office in the name of TPC and/or its Affiliates, and (ii) not generic or descriptive (provided that such generic or descriptive term is not "property", "casualty", "surety", "indemnity", or "liability").

                           (5) is for use only in a country or jurisdiction where TPC has used, registered, or filed to register TRAVELERS or a Mark that includes TRAVELERS (all of such countries being listed on Exhibit I hereto; provided that if TPC uses, files to register, or registers a Travelers Mark in a new foreign jurisdiction, then such jurisdiction shall be deemed added to Exhibit I for all purposes under this Agreement) (or in a country or jurisdiction in which, based upon


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                                    advice to TIC or Citigroup (rendered at
                                    TIC's expense) by local counsel that is
                                    reasonably acceptable to TPC and is
                                    regularly used by TIC, Citigroup, or either of their outside trademark counsel, the TRAVELERS mark is deemed generic, descriptive, or otherwise unprotectable);

                           (6) has, for any New Portion (as defined herein), been approved by internal trademark counsel of TIC and/or Citigroup (with regard to such New Portion) after its clearance search (at TIC's expense) indicates that the use of the New Portion in the New Mark will not violate the rights of a third party (such search report (i.e., the third party marks revealed by the search) to be provided to TPC upon request to the extent that such provision would not in any way compromise the attorney-client or attorney work product privileges, provided that TIC shall use reasonable efforts to cooperate with TPC in an effort to prevent such privileges from being waived); and

                           (7) is not in any respect below the quality standards, reputation, and goodwill associated with TPC and the Travelers Marks.

                       (ii) TPC agrees that the Licensed Marks set forth in Exhibit A are deemed approved for use in connection with the Business.

                  (b) For New Marks submitted by TIC to TPC for prior approval as not compliant with all of the TM Guidelines, the following procedures shall apply:

                           (1) TIC shall notify the TPC personnel set forth on Exhibit F hereto by both facsimile and nationally recognized overnight courier service of any request for approval of such proposed New Mark. For New Marks that comply with TM Guidelines (1) and (2), if TPC does not respond within 10 business days of such notice, and TIC wishes to continue pursuing the approval process, TIC must subsequently send a second notice to the same personnel by the same method, but with the following legend displayed prominently across the first page: SECOND NOTICE: FAILURE TO RESPOND SHALL BE DEEMED APPROVAL. Further, for such second notice, and solely if such proposed New Mark complies with TM Guidelines (1) and (2), then TIC shall also make a good faith attempt to reach the TPC General Counsel by telephone within such time frame. Provided that due and proper second notice is given hereunder, TPC shall respond within 5 business days of such second notice. Upon reasonable request, TIC shall provide to TPC all information and documentation relevant to its approval request hereunder.

                           (2) Provided that TIC has complied with its obligations under Section 2.3(b)(1), and solely if such proposed New Mark complies with TM Guidelines (1) and (2), any failure to respond by TPC (or to request more time under reasonable circumstances) within the above timetable shall be deemed an approval of such proposed New Mark. For any proposed New Mark that does not comply with TM Guidelines (1) and (2), any failure or delay to respond by TPC shall be deemed a rejection of such proposed New Mark; and


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                           (3)      Approval of any proposed New Mark shall be
                                    in TPC's sole discretion (such approval or rejection not to be unreasonably delayed); provided, however, that TPC's approval shall not be unreasonably withheld if such proposed New Mark complies with TM Guidelines (1) and (2), and any such rejection of such proposed New Mark must be in writing and state the grounds for such rejection with reasonable specificity.

                  (c) For purposes of clarification, any dispute concerning use of a New Mark or approval or rejection of a proposed New Mark shall be resolved pursuant to Article 7 of this Agreement. With respect to proposed New Marks submitted by TIC to TPC for prior approval pursuant to Section 2.3(b)), TIC shall not commence use of such proposed New Mark until such Mark has been approved or TIC becomes so permitted pursuant to Article 7 of this Agreement.

                  (d) Any New Mark that complies with the TM Guidelines, is otherwise approved by TPC hereunder, or is permitted pursuant to Article 7 of this Agreement shall be deemed added to Exhibit A and be deemed a Licensed Mark for all purposes under this Agreement.

                  (e) TIC acknowledges and agrees that TPC may amend the TPC Standards Manual (i.e., the guidelines regarding the graphic depiction of TRAVELERS) from time to time in its sole discretion, and TIC shall comply with any such amended guidelines that are the result of changes in applicable governmental statute, law, rule or regulation. For all other amended guidelines for which TIC's compliance would be prudent to protect the continued validity and enforceability of the Licensed Marks, the parties shall agree in good faith as to whether TIC shall comply with such amended guidelines.

         Section 2.4 Restrictions on TIC.

                  (a) TIC shall have no rights with respect to the Licensed Marks other than those set forth in this Agreement. TPC reserves all rights not expressly granted to TIC hereunder, including without limitation the right to use Travelers Marks (other than "Travelers" together with "Life" and/or "Annuity" or "Annuities") in all fields other than the Exclusive Field (including in the property and casualty insurance business), subject to all terms and conditions herein and any non-compete obligations in any other agreement between the parties. Further, for the avoidance of doubt, TPC reserves the right to continue to use Travelers Marks (other than "Travelers" together with "Life" and/or "Annuity" or "Annuities") in those lines of property casualty business which TPC is conducting as of the Effective Date even if such lines of business overlap with the Exclusive Field; provided, however, that any such products or services are (i) filed with the appropriate regulatory authorities as property casualty products or services, and (ii) offered only as both a component of and ancillary to a property casualty product or service, and such component is not branded with a Travelers Mark; provided further, however, that if TPC acquires or develops a life insurance and/or annuity business, TPC shall not use any Travelers Mark (including any Licensed Mark) in connection with such business except as provided in Section 2.4(c). For purposes of this Section 2.4(a), the parties acknowledge that worker's compensation and products or services that are both a component of and ancillary to worker's compensation (other than structured settlements and payout annuities) constitute property casualty products and services.

                  (b) Without limiting the generality of Section 2.4(a), TIC shall not market products using "The Travelers Insurance Company" as any type of Mark, except that TIC may use such name and mark (i) for those products and services, if any, with which it currently uses such name as of the Effective Date, (ii) to identify the corporate issuer of a product or service or the depositor of a separate account related to a product or service, or (iii) as required by law or regulation.


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                  (c) Notwithstanding any provision of this Agreement to the contrary, TPC may use the "Travelers Property Casualty" name (or any successor name that does not specifically communicate the life or annuity business) and TIC may use the "Travelers Life and Annuity" (or, if TIC exits either the life insurance or the annuity business but not both, TRAVELERS together with either LIFE or ANNUITY, as applicable) name in any business (including, without limitation, for TPC, in the Exclusive Field, and for TIC, in the property and casualty insurance business) solely to indicate the entire legal name of the corporate parent of any Affiliate (including as part of a tag line, but not as a trademark or service mark) so long as such use of "Travelers" is significantly less prominent than the primary Mark for such Affiliate.

         Section 2.5 Restrictions on TPC. Subject to Section 2.4(a), TPC agrees that during the term of this Agreement and for one year following the expiration or termination of this Agreement (unless and to the extent that, in the case of post-term use, earlier use is reasonably necessary to avoid a viable claim of abandonment), it and its Affiliates shall not use any Travelers Mark (including without limitation the Licensed Marks), for purposes of identifying or marketing the Exclusive Field.

         Section 2.6 Scope of Agreement. The parties acknowledge that except as expressly set forth herein with respect to New Portions, this Agreement and the TPC License govern and concern only the Travelers Marks (where applicable) and Licensed Marks and any New Marks. Notwithstanding any other provision of this Agreement, this Agreement and the TPC License do not restrict TIC or its Affiliates from using any word contained in the Licensed Marks, the Travelers Marks, or the New Marks, including the word "Traveler" or "Travelers," in its generic or descriptive sense, and this Agreement shall not govern such usages. The parties reserve all rights as to whether a particular use by TIC or its Affiliates of "Traveler" or "Travelers" is a use of such word in its generic or descriptive sense.

                                  ARTICLE III

                                 QUALITY CONTROL

         Section 3.1 Trademark Standards.

                  (a) TIC shall use the Licensed Marks only in connection with activities, products, and services in the Business and the Runoff Business that are consistent in all material respects with the high levels of quality associated with TIC in connection with the Licensed Marks as of the Effective Date.

                  (b) TIC agrees that, in the conduct of the Business and the Runoff Business, it shall comply with all applicable statutes, laws, regulations, and rules.

         Section 3.2 Inspection and Compliance. TPC shall have the right to request representative samples of any uses of the Licensed Marks by TIC or its Sublicensees (including without limitation on products or in connection with advertising, marketing, and promotional materials in any media) and to inspect and evaluate upon reasonable advance written notice any products and services bearing the Licensed Marks (whether on TIC's premises or otherwise as agreed by the parties) no more than twice in any calendar year (unless otherwise reasonably justified under the circumstances).

         Section 3.3 Notice. TIC agrees to use the Licensed Marks with all notices and legends (if any) that are reasonably requested by TPC so as to preserve and maintain the validity of and TPC's rights in the Licensed Marks.

         Section 3.4 Cooperation. The parties shall cooperate in good faith to consider the use of appropriate disclaimers or other notices by the parties for purposes of communicating to customers the


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separate nature of their respective businesses, provided that the parties are not obligated to agree to their use in any form or manner except as required by applicable law or regulation.

                                   ARTICLE IV

                               TRADEMARK OWNERSHIP

         Section 4.1 New Portions. If the non-TRAVELERS portion of a New Mark approved hereunder is protectable by TIC under applicable trademark law principles (i.e., is not generic or descriptive (unless, if descriptive, it has already acquired secondary meaning)), then TIC shall own such new portion ("New Portion"), and TPC shall also not use such New Portion or a Mark confusingly similar thereto without TIC's prior written consent. New Portions currently in use by TIC are set forth on Exhibit G hereto. Notwithstanding any other provision of this Agreement, this Agreement does not restrict TPC or its Affiliates from using any word contained in the New Portions in its generic or descriptive sense (provided that such generic or descriptive term shall not be "life", "annuity", or "annuities" in any Travelers Mark), and this Agreement shall not govern such usages. The parties reserve all rights as to whether a particular use by TPC or its Affiliates of a word in a New Portion is a use of such word in its generic or descriptive sense.

         Section 4.2 Trademark Ownership. TIC acknowledges and agrees that, as between the parties, TPC and its Affiliates are the owner of all of the right, title, and interest in and to the Licensed Marks and the Travelers Marks and all goodwill associated therewith throughout the world (other than a New Portion or as provided under Section 2.6) and acknowledge the validity of such Licensed Marks and of all registrations and applications of TPC and its Affiliates pertaining thereto. All use of the Licensed Marks (other than a New Portion) by TIC and its Sublicensees (including all past, present, and future use), and the goodwill generated thereby, shall inure to the benefit of TPC and shall not vest in TIC or in its Sublicensees. TIC shall not, directly or indirectly, contest or challenge the validity or enforceability of the Licensed Marks (other than a New Portion) or the TRAVELERS portion (other than as provided under Section 2.6) of any Travelers Mark and/or TPC's ownership thereof, including that TIC and its Affiliates shall not use the TRAVELERMILES registration, U.S. Reg. No. 1,989,880, owned by TIC's Affiliate as a basis for challenging TPC's use of the TRAVELERS portion of any Travelers Mark. To the extent that TIC or any of its Sublicensees is deemed to have any ownership rights in the Licensed Marks (other than a New Portion), at TPC's written request, TIC shall, and shall cause each such Sublicensee to, assign such rights to TPC or to such other TPC Affiliate designated by TPC.

         Section 4.3 Ownership of Composite Marks. Notwithstanding Section 4.2, TIC and its Affiliates shall own certain registrations that include both the "Umbrella" mark together with the TRAVELERS GROUP mark set forth on Exhibit H hereto ("Composite Marks"), which shall be retained by TIC and its Affiliates prior to abandonment in accordance with the timeline set forth on Exhibit H hereto. TIC and TPC shall negotiate in good faith to enter into an agreement regarding cancellation of all other registrations that include both the "Umbrella" mark together with either the TRAVELERS or the TRAVELERS GROUP mark, which registrations shall be owned by TIC or its Affiliates prior to cancellation ; provided that TIC and its Affiliates shall either abandon all such Composite Marks no later than January 1, 2013, or shall provide a written notice to TPC that TIC or its Affiliates need to retain a particular Composite Mark for a longer period of time and shall set forth in such writing an explanation of the reasons for such delay; provided further that if TPC applies to register a Travelers Mark in a jurisdiction in which TIC or any TIC Affiliate owns a registration for a Composite Mark, and such Composite Mark is cited as a barrier to registration of such mark by TPC, then TIC and its Affiliates shall cooperate with TPC to assist TPC in obtaining a registration for such mark and shall not oppose the registration of such mark based upon TIC or its Affiliate's ownership of such Composite Mark.


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         Section 4.4 Domain Name Ownership. Notwithstanding Section 4.2, TIC and
its Affiliates may register and use the domain names (or any other similar or successor address mechanism or system, whether now known or hereafter devised)
(1) set forth on Exhibit A hereto and (2) for any other Licensed Mark, it being understood that TPC shall own the Licensed Marks and New Marks (other than the New TIC Portions) featured in such domain names to the same extent as its ownership of Licensed Marks and New Marks, and that, except as otherwise expressly set forth herein, such domain names shall otherwise be treated as Licensed Marks hereunder.

         Section 4.5 Maintenance Costs. TPC, at TIC's written request and at TIC's sole discretion, agrees to (i) prosecute any application and maintain and renew any registration for the Licensed Marks in any jurisdiction in which the Licensed Marks are used by TIC as of the Effective Date, and (ii) upon request, apply for new applications for the Licensed Marks in any jurisdiction in which the Licensed Marks are or will be used by TIC after the Effective Date, and maintain and renew any resulting registrations thereof. TPC and TIC shall execute and TPC shall record all documents, including registered user agreements and cancellations thereof, reasonably necessary to establish, protect, or maintain TPC's or its Affiliates' ownership of or rights in and to the Licensed Marks or TIC's rights as licensee of the Licensed Marks under this Agreement. TPC shall cooperate fully with TIC in connection with the application, prosecution, and maintenance of all Licensed Marks pursuant to this Section 4.5 (including, without limitation, by providing to TIC at TIC's written request all invoices and related documentation concerning fees pursuant to this Section 4.5). TPC shall make all filings and pay all fees in connection with all of its obligations in this Section 4.5, subject in each case to reimbursement by TIC for such actions for which TIC has received reasonable prior written notice from TPC and TIC has approved in writing prior to such action, provided that upon termination or expiration of this Agreement, at TIC's written request TPC shall either (x) reimburse TIC for all fees paid by TIC in connection with the applications and registrations for such marks, or (y) if TPC does not wish to so reimburse TIC, then TPC shall expressly abandon and cancel all such applications and registrations.

         Section 4.6 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. TPC, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, TITLE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), REGARDING THE LICENSED MARKS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TIC ACKNOWLEDGES THAT THE LICENSES GRANTED IN THIS AGREEMENT AND THE LICENSED MARKS ARE PROVIDED "AS IS."

                                   ARTICLE V

                           EXPIRATION AND TERMINATION

         Section 5.1 Expiration. The term of this Agreement shall commence on the Effective Date and, subject to this Section and Sections 5.2 and 5.4, shall be perpetual thereafter; provided that this Agreement shall automatically expire upon the second anniversary of the earlier to occur of (i) a downgrade of the A.M. Best claims paying rating below A+ of TIC (or whichever company is the principal life insurance and annuity company for TIC at the relevant time); provided that TIC may maintain an A.M. Best claims paying rating of A, if and only if (and after and only after) TPC's own A.M. Best claims paying rating is A or lower; provided, further, that if A.M. Best subsequently increases TPC's claims paying rating to a rating higher than A, then TIC (or whichever company is the principal life insurance and annuity company for TIC at the relevant time) must have its A.M. Best claims paying rating raised to A+ in TIC's annual A.M. Best rating that is at least 12 months after the upgrade of TPC's rating (i.e., the rating for the year thereafter), or this Agreement shall automatically expire upon the second anniversary of the increase in TPC's A.M. Best claims paying rating to higher than A; and provided, further, that the parties agree that the foregoing references to A.M. Best ratings reflect the current system used by A.M. Best and that the applicable ratings under this Subsection 5.1(i) shall be adjusted accordingly by written agreement of the parties to reflect any modifications in the rating systems used by A.M. Best,
(ii) a change of control of TIC such that it is no longer an Affiliate of Citigroup, or (iii) when TIC and all Sublicensees have ceased use of all the Licensed Marks with no intent to resume use, TIC to notify TPC promptly of such occurrence. The term of any Sublicenses granted by TIC hereunder shall expire simultaneously with the expiration of this Agreement.

         Section 5.2 Termination of Agreement. Notwithstanding Section 5.1, TPC may terminate this Agreement only if TIC commits a material breach of this Agreement that materially impairs or jeopardizes the Licensed Marks and/or the goodwill symbolized thereby and TIC fails to cure such breach within 120 days following written notice by TPC to TIC (provided that, in addition, the General Counsel of TPC shall in good faith attempt to reach the General Counsel of TIC by telephone) containing a description of the specifics of such breach; provided that if TIC cures such breach within such 120 day period, TPC shall not be entitled to terminate this Agreement. TPC may not terminate this Agreement, any portion of the TPC License, or TIC's right to use a Licensed Mark except as expressly set forth in this Section 5.2 or Section 5.4 or if the Agreement expires pursuant to Section 5.1. Any dispute regarding termination hereunder shall not be subject to the negotiation period in Section 7.1; provided that TPC may commence arbitration pursuant to Section 7.2 hereof seeking any termination of rights hereunder only after TIC has failed to cure such breach within 30 days following the notice as provided for in this Section 5.2 (the parties acknowledge that TIC nonetheless shall have a total of 120 days to cure).

         Section 5.3 Cessation of Use. Upon the expiration or termination of this Agreement (or partial termination pursuant to Section 5.4, with respect to the terminated use of a particular Licensed Mark), TIC shall, and shall cause each of its Sublicensees to, discontinue all uses of the Licensed Marks (or the particular use subject to partial termination pursuant to Section 5.4) within 30 days after such expiration under Section 5.1 or partial termination under
Section 5.4 or 6 months after an arbitration panel renders a final decision that TIC has breached and failed to cure pursuant to Section 5.2, or such longer period solely as and to the extent required by applicable law or regulation, provided that TIC takes all reasonable actions to comply in a timely manner with all such applicable laws or regulations.

         Section 5.4 Partial Termination of TPC License. TPC may partially terminate the TPC License with respect to a particular usage of a particular Licensed Mark for a material breach of this Agreement by TIC that is not cured within 60 days of written notice by TPC to TIC containing a description of the specifics of such breach (for material breaches that can be cured but cannot reasonably be cured within 60 days, TIC shall have an additional 60 days to cure if TIC commences and continues diligent efforts to cure within such initial 60-day cure period) or such shorter cure period as is necessary to address a third party claim that such use violates that third party's rights. Such partial termination shall be limited to the particular usage of the particular Licensed Mark, and shall not affect the TPC License and TIC's rights thereunder with respect to other Licensed Marks or the provision of other products or services in connection with the Licensed Marks. Upon written notice to TIC, TPC may also suspend (but not terminate) TIC's license for a particular usage of any particular Licensed Mark if TIC's or its Sublicensees' continued usage would subject TPC to third-party liability, and TIC must either comply with the suspension or (i) notify TPC that (x) TIC believes in good faith that suspension is not warranted under the circumstances, and (y) TIC's continued use should not subject TPC to any penalties or sanctions other than ordinary monetary damages and/or any reasonable risk to the validity of, or TPC's rights in, the Travelers Marks, with both (x) and (y) supported by a reasonable position by outside counsel; and (ii) indemnify TPC with respect to any continued use pursuant to
Section 6.2(b). Any
dispute regarding termination or suspension hereunder shall not be subject to the negotiation period in Section 7.1.

         Section 5.5 Survival. Articles 7 and 8 and Sections 2.6, 4.1, 4.2, 4.3, 4.4, 5.3, 5.5, 6.1 (with respect to Actions already initiated), and 6.2 shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE VI

                        INFRINGEMENT AND INDEMNIFICATION

         Section 6.1 Infringement.

                  (a) The parties agree to notify each other promptly of any known actual or threatened infringement, dilution, violation, or other unauthorized use ("Infringement") of a Licensed Mark (other than a New Portion) that has or could reasonably be expected to have a negative effect on the other party's business.

                  (b) TPC shall have the sole initial right to determine whether or not it shall initiate any claim, action, inquiry, suit, or proceeding ("Action") against any such Infringement of the Licensed Marks.

                  (c) In the event that TPC fails to initiate an Action against an Infringement of a Licensed Mark within 30 days following written notice by TIC, or decides not to continue prosecuting such an Action thereafter, then TIC may bring or continue such an Action; provided that TIC obtains TPC's prior written consent in its sole discretion; provided that TPC shall not withhold consent if the Infringement either (i) is occurring solely within the Business, or (ii) has the effect of creating within the Business a likelihood of confusion or dilution or other conflict with TIC's rights that is likely to materially impair or jeopardize the Business of TIC under the Licensed Marks. The party that initiates or continues an Action under this Section 6.1 shall be the "Initiating Party".

                  (d) The Initiating Party shall choose the attorneys, control the Action, pay the Action's expenses, and retain any damages, proceeds, costs, and/or fees recovered as a result of any judgment, verdict, award, or settlement of such Action. The parties shall cooperate fully in the prosecution of any such Action. The non-Initiating Party may participate in any infringement Action with counsel of its choice at its own expense.

                  (e) Any recovery from an Action in which both parties participate pursuant to this Section 6.1 shall be divided between the parties in proportion to the expenses each incurred in connection with the prosecution of such Action.

                  (f) TIC and TPC agree to provide reasonable cooperation to each other in any Action taken to enforce the Licensed Marks, including joining in such Action if necessary to maintain the other party's standing. Neither party shall settle any Action brought pursuant to this Section 6.1 in any manner that compromises the other party's rights or subjects the other party to liability without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         Section 6.2 Indemnification.

                  (a) Indemnification by TPC. TPC agrees to indemnify, defend at its expense, and hold harmless TIC and its Affiliates and each of their respective officers, directors, employees, and agents against any and all liabilities, losses, damages, awards, verdicts, judgments, settlements, fees, costs and expenses (including reasonable attorneys' fees and costs of an Action) ("Losses"), based on, arising out of, resulting from or in connection with (i) any breach by TPC of this Agreement, or (ii) any use of the Travelers Marks by TPC or its Affiliates.

                  (b) Indemnification by TIC. TIC agrees to indemnify, defend at its expense, and hold harmless TPC and its Affiliates and each of their respective officers, directors, employees, and agents against any and all Losses, based on, arising out of, resulting from or in connection with any (i) breach by TIC or its Sublicensees of this Agreement, (ii) use of the Licensed Marks by TIC or its Sublicensees, (iii) use by TIC or its Sublicensees of any New Portion, or (iv) use by TIC or its Sublicensees of a Licensed Mark after TPC has requested suspension of such usage in writing pursuant to Section 5.4.

                  (c) Procedure. The party seeking indemnification hereunder shall give prompt written notice to the indemnifying party of any indemnifiable claim and cooperate fully at the indemnifying party's expense in its defense and/or settlement. The indemnifying party shall have sole control over the defense and/or settlement of any indemnifiable claim; provided that neither party shall compromise or settle any indemnifiable claim hereunder in such a manner that compromises the other party's rights hereunder or subjects the other party to liability without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE VII

                               DISPUTE RESOLUTION

         Section 7.1 Negotiation. Except as otherwise specified in this Agreement, in the event of any dispute, controversy, or claim arising out of or relating to this Agreement or performance or breach hereunder (including, without limitation, any dispute concerning the approval or rejection of a proposed New Mark), (a "Dispute"), upon the written notice ("Notice") of either party, senior management of the parties shall attempt in good faith to negotiate an amicable resolution of the Dispute for a 30-day period or a mutually-agreed extension of time (the "Negotiating Period").

         Section 7.2 Binding Arbitration.

                  (a) Any Dispute not resolved pursuant to Section 7.1 or not subject to Section 7.1 shall, at the request of either party, be finally resolved by arbitration administered by the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules then in effect (the "Rules") except as modified herein. The arbitration shall be held in New York, New York.

                  (b) There shall be three arbitrators of whom each party shall select one within 30 days of respondent's receipt of claimant's demand for arbitration. The two party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within 30 days of their selection. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules. The hearing shall be held no later than 120 days following the appointment of the third arbitrator; provided, however, that in connection with an arbitration pursuant to Section 5.2, the parties shall use good faith efforts to have the arbitration panel reach a final decision within 90 days following the end of TIC's 120 day cure period provided for therein.

                  (c) The arbitral tribunal shall permit such prehearing discovery as is relevant and necessary to the resolution of the Dispute taking into account the parties' desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within 60 days of the appointment of the third arbitrator or such other reasonable period determined by the arbitrators.

                  (d) By agreeing to negotiation and arbitration pursuant to
Article 7 of this Agreement, the parties do not intend to deprive a court of its jurisdiction to issue such provisional relief, including without limitation a preliminary injunction, in aid of arbitration proceedings and relief in aid of the enforcement of any arbitration ruling pursuant to Article 7 of this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court. For the purpose of any provisional relief in aid of arbitration expressly provided for hereunder, the parties submit to the exclusive jurisdiction of the Federal or State Courts in New York, New York (the "New York Courts"). Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the New York Courts including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

                  (e) The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, or issues presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-15, and judgment upon any award may be entered in any court having jurisdiction.

                  (f) The parties will bear equally all fees, costs, disbursements, and other expenses of the arbitration, and each party shall be solely responsible for all fees, costs, disbursements, and other expenses incurred in the preparation and prosecution of their own case.

                  (g) The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award any punitive, indirect, special, consequential, exemplary, or incidental damages, costs of suit, or attorneys' fees. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the ruling in any arbitration proceeding hereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Confidentiality. Each party shall maintain the confidentiality (at a level at which it treats its own confidential information of similar nature) of non-public, proprietary information provided by the other party hereunder that is marked "CONFIDENTIAL" (or for oral information, is simultaneously designated as "confidential," followed by written confirmation of such status in a reasonable time), and shall not disclose such information to any third party (other than employees who need to know it for the purposes of this Agreement) without the prior written consent of the other party, except to the extent such information is (i) already known to the receiving party or is disclosed to the receiving party by a third party with no duty of non-disclosure, (ii) in the public domain or disclosed by the disclosing party to a third party without restriction, (iii) independently developed or acquired by the receiving party without reliance on the confidential information, or (iv) required to be disclosed by law, regulation, court order, or judicial process, provided that the receiving party discloses no more information than is so reasonably required and obtains, or cooperates with any attempt by the disclosing party to obtain, a protective order or similar treatment with respect to such information.

         Section 8.2 Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given
(a) when delivered, if delivered personally, sent by confirmed facsimile or sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the next business day if sent by nationally-recognized overnight courier, and (c) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address as a party shall have furnished to the other party in accordance with this Section.

         If to TIC or any TIC Affiliate, to:

                           The Travelers Insurance Company
                           One Tower Square
                           Hartford, CT  06183
                           Attention:       George C. Kokulis
                                            Chief Executive Officer
                           Phone: (860) 954-3611
                           Fax: (860) 277-0646

         With a copy to:

                           The Travelers Insurance Company
                           One Tower Square
                           Hartford, CT  06183
                           Attention:       Marla Lewitus
                                            General Counsel
                           Phone: (860) 954-7114
                           Fax: (860) 954-5476

         And a copy to:

                           Citigroup Inc.
                           425 Park Avenue
                           New York, New York 10043
                           Attention:       Anne E. Moses, Esq.
                                            Chief Trademark Counsel
                           Phone: (212) 559-7206
                           Fax: (212) 793-4405

         If to TPC, to:

                           Travelers Property Casualty Corp.
                           One Tower Square
                           Hartford, CT 06183
                           Attention:       Daniel W. Jackson, Esq.
                                            Deputy General Counsel
                                            Law Department, 8 MS
                           Phone: 860-277-4012
                           Fax: 860-954-3522


         And a copy to:

                           Travelers Property Casualty Corp.
                           One Tower Square
                           Hartford, CT 06183
                           Attention:       General Counsel
                           Phone: 860-277-6127
                           Fax: 860-277-8123

         Section 8.3 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein.

         Section 8.4 No Assignment. Neither this Agreement nor any of the rights, interests, or obligations of any party hereto may be assigned by such party without the prior written consent of the other party; provided, however, that TPC and any permitted assignee of TPC may assign this Agreement (a) to any of its Affiliates and (b) to any successor (whether direct or indirect, by transfer of stock or assets, assignment, merger, consolidation or otherwise) of the TRAVELERS Mark or any Licensed Mark in connection with a sale or transfer by TPC or such assignee, as the case may be, of all or substantially all of any business (whether direct or indirect, by transfer of stock or assets, assignment, merger, consolidation or otherwise) to which the TRAVELERS Mark or such Licensed Mark relates. In the event of a permitted assignment hereunder, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns; provided, that no permitted assignment shall relieve the assigning party of any obligation or liability unless the assignee assumes such obligation or liability in writing for the express benefit of the non-assigning party hereunder. In the event that TPC assigns less than all of the Travelers Marks and Licensed Marks to a third party pursuant to this Section 8.4, this Agreement shall apply with respect to such assigned marks and such assignee in the applicable jurisdictions; provided that with respect to any provision of this Agreement requiring consent by or notice to TPC, TIC shall not be required to obtain such assignee's consent or provide such notice to such assignee, but shall only be required to notify TPC or to obtain TPC's consent as applicable. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force and effect.

         Section 8.5 No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any Person which is not a party or a permitted successor or assignee of a party to this Agreement. This Agreement shall apply to and be binding upon Affiliates of the parties where so provided herein, and TPC and TIC shall ensure that their respective Affiliates so comply with such provisions.

         Section 8.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of New York, without regard to the principles of conflicts of law, and applicable federal law.

         Section 8.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal, or unenforceable, TIC and TPC shall use their good faith efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

         Section 8.8 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement executed by the parties.

         Section 8.9 Entire Agreement. This Agreement including any schedules or exhibits annexed hereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Implied License. In the event of a conflict between any provision of this Agreement, on the one hand, and any provision of the Intercompany Agreement, on the other hand, this Agreement shall control; provided that this Agreement shall not limit the parties' rights to use Marks granted under the Intercompany Agreement pursuant to the terms thereof.

         Section 8.10 Drafting of Language. Each of TIC and TPC agrees that the drafting of the language contained in this Agreement was a cooperative effort, that each party was equally responsible for such drafting, and that it would be inequitable for either party to be deemed the "drafter" of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.

         Section 8.11 Force Majeure. Neither of the parties shall be liable or be in breach of any provision of this Agreement for any failure or omission on its part to perform any obligation because of force majeure, including, but not limited to war, riot, fire, explosion, flood, sabotage, terrorism, accident or breakdown of machinery, or other impediments, hindrances, or cause beyond the control of the party; and provided that such failure or omission resulting from one of the above causes is cured as soon as practicable after the occurrence of one or more of the above-mentioned causes. A party claiming a right to excused performance under this Section shall promptly notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance.

         Section 8.12 Further Assurances. Each party hereto shall, on notice of request from the other party hereto, take such further action not specifically required hereby at the expense of the requesting party, as the requesting party may reasonably request for the implementation of the transactions contemplated hereby, including without limitation executing any required consents or making any required or appropriate filings with any Secretary of State's office or with applicable trademark authorities.

         Section 8.13 Waiver. The waiver of a party with respect to the breach of any provision hereof shall not be deemed a waiver with respect to any subsequent breach of the same provision or any breach of any other provision hereof.

         Section 8.14 Exhibits. If either party identifies additional matter that as of the Effective Date should have been, but was not, included in any Exhibit hereto, then at that party's written request and subject to the other party's written approval (such approval not to be unreasonably withheld or delayed), such matter shall be added to the applicable Exhibit and shall be deemed part of that Exhibit for all purposes under this Agreement.

         Section 8.15 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

         Section 8.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                  IN WITNESS HEREOF, the parties have caused this Agreement to be executed and delivered as of the date written below.

                                            THE TRAVELERS INSURANCE COMPANY



                                            /s/ Ernest J. Wright
                                            ----------------------------------
                                            Title:
                                            Date:


                                            TRAVELERS PROPERTY CASUALTY CORP.


                                            /s/ James M. Michener
                                            ----------------------------------
                                            Title: General Counsel and Secretary
                                            Date:  August 19, 2002